Exhibit 10.4

Contract No.:RAM1506.18
CROSS LICENSE AGREEMENT
Among
GCP Applied Technologies Inc.,

W. R. Grace & Co.-Conn.,
And
Grace GmbH & Co. KG,
THIS AGREEMENT (hereinafter “Agreement”) dated January 27, 2016, (hereinafter “Effective Date”) is by and among

GCP Applied Technologies Inc., a corporation organized and existing under the laws of Delaware, USA having an office at 62 Whittemore Ave., Cambridge, MA 02140-1623 (hereinafter referred to as “GCP”);

W. R. GRACE & CO.-CONN., a corporation organized and existing under the laws of Connecticut, USA having an office at 7500 Grace Drive, Columbia, Maryland 21044, USA (hereinafter referred to as “Grace-Conn”); and

Grace GmbH & Co. KG, a corporation organized under the laws of Germany, having offices at In der Hollerhecke 1, Worms, D-67547, Germany (hereinafter referred to as “Grace-CoKG”), said Grace-CoKG being an Affiliate (defined hereinafter) of Grace-Conn;

said Grace-Conn and Grace-CoKG, individually or collectively, being referred to herein as “Grace” as the context in which the term is used implies.

WITNESSETH THAT:

WHEREAS, Grace is engaged in the manufacture and sale of a wide variety of chemical and industrial products in a number of different fields;

WHEREAS, it has been publicly announced that W. R. Grace & Co., the parent company of Grace-Conn, has approved a plan to separate the businesses of Grace-Conn into two independent, publicly traded companies and their subsidiaries;

WHEREAS, the effective date of said separation is expected to be on or about February 3, 2016;

WHEREAS, after the separation, Grace and its subsidiaries will continue to own and operate businesses in the Materials Technologies Field (defined hereinafter) and the Catalyst Technologies Field (defined hereinafter); said businesses collectively being referred to as the Grace Business (defined hereinafter);

WHEREAS, after the separation, GCP and its subsidiaries will operate businesses in the Construction Technologies Field (defined hereinafter), Packaging Technologies Field (defined hereinafter), and Sodasorb Technologies Field (defined hereinafter); said businesses collectively being referred to as the GCP Business (defined hereinafter);

WHEREAS, pursuant to the separation, Grace-Conn and its Affiliates have assigned or will have assigned all intellectual property that was used primarily in or primarily held for use in the GCP Business on or prior to the Effective Date;

WHEREAS, after the separation, GCP will own certain Intellectual Property (defined hereinafter) that may have continued applicability in the Grace Business, particularly silica containing materials employed in the engineered materials segment of the Materials Technologies Field;

WHEREAS, after the separation, Grace will own certain Intellectual Property that may have continued applicability in the GCP Business, particularly silica containing materials employed in the specialty construction segment of the GCP Business.;

WHEREAS, it is the purpose of this Agreement for each Party to license the other Party under their respective Intellectual Property to the extent and only to the extent such Intellectual Property was exploited by the respective GCP Business and Grace Business prior to separation.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties agree as follows:

1.0    DEFINITIONS

As used herein, the terms hereinafter defined shall have only the meaning specified therefor:

1.01
“Affiliate” of any specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person. The term “control” with respect to an Affiliate (including “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of said person, whether through ownership of Voting Securities, by contract, or otherwise. The term “person” means any individual, corporation, association, partnership, or any other business entity.

1.02	“Background Information” shall mean GCP Background Information or Grace Background Information, as applicable.

1.03	“Background Patent Rights” shall mean GCP Background Patent Rights or Grace Background Patent Rights, as applicable.

1.04
"Confidential Information" with respect to a designated Party (“Disclosing Party”), shall mean any and all Background Information of the Disclosing Party made available and disclosed by it, directly or indirectly, to the other Party (“Receiving Party”) pursuant to the provisions of this Agreement, except:

(a)	Background Information which at the time of disclosure is in the public domain;

(b)	Background Information which after disclosure is published or otherwise becomes part of the public domain through no fault of the Receiving Party (but only after it becomes part of the public domain);

(c)
Background Information which the Receiving Party can show was in its possession at the time of disclosure hereunder and which the Receiving Party, without breach of any obligation, is free to disclose to others;

(d)
Background Information which is received by the Receiving Party after the time of disclosure hereunder from a third party who did not acquire it, directly or indirectly, from the Disclosing Party under any obligation of confidence and which the Receiving Party without breach of any obligation is free to disclose to others;

(e)
Background Information which is disclosed in a non-confidential manner by the Receiving Party under operation of, or pursuant to, any law, governmental regulation, or court or administrative order or subpoena, provided said Receiving Party first gives the Disclosing Party notice and uses all reasonable efforts to secure confidential protection of such Background Information; or

(f)
Background Information which is independently developed by an employee or employees of the Receiving Party or its Affiliates who at the time of such independent development did not have access to Background Information disclosed hereunder.

For the purposes of this definition, specific disclosures made by a Disclosing Party to a Receiving Party hereunder, e.g. 640°-650°F., shall not be deemed, as to the Receiving Party, to be within the foregoing exceptions merely because they are embraced by general disclosures, e.g. 600-700°F., in the public domain or in the possession of the Receiving Party. In addition, any combination of features disclosed by a Disclosing Party to a Receiving Party hereunder shall not be deemed, as to the Receiving Party, to be within the foregoing exceptions merely because individual features are separately in the public domain or in the possession of the Receiving Party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the Receiving Party.

1.05
“Construction Product” shall mean any one or more products developed and sold for use in improving or facilitating one or more of the performance, durability, weather-resistance, mechanical strength, stability, fire resistance, health, hygiene, and/or environmental safety, efficiency, accessibility, noise protection, energy usage, economics, and/or heat retention, of at least one of residential, commercial, multi-family, health-care, environmental, industrial, institutional, nautical, aeronautical, civil engineering, or oil and/or gas well, construction works, including but not limited to, properties of cement and/or concrete.

1.06
“Copyrights" shall mean all rights in works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration, and renewals for any of the foregoing.

1.07	“Effective Date” shall mean the date appearing at the beginning of this Agreement.

1.08	Field Definitions:

(a)
“GCP Technologies Field” shall mean products, processes, services, or equipment relating to or used with the Construction Technologies Field, Packaging Technologies Field, or Sodasorb Technologies Field, wherein:

(i)	“Construction Technologies Field” shall mean products, processes, services or equipment relating to or used with one or more Construction Products such as for example:

(A)
specialty construction chemicals such as cementitious compositions and additives and admixtures therefor, including cement additives (e.g., grinding additives, quality improvers, chromium (IV) reducers, pack set inhibitors, and silica products) used in the manufacture of Portland cement and/or other cements, and/or limestone, gypsum, supplemental cementitious materials such as fly ash and granulated blast furnace slag, and mixtures of any of the foregoing; and admixtures to improve one or more properties of cement, mortar, masonry, shotcrete, and/or concrete (or other hydratable cementitious materials), such as compressive strength enhancers, set-accelerators, set-retarders, water-reducers (e.g., plasticizers, superplasticizers), fibers, shrink-reducers, microsilicas, corrosion inhibitors, water-proofing agents, form coatings, form release agents, sealers, and surface retarders, air management systems (including air entrainers, air detrainers, surfactants, etc.), bond strength enhancers, crack control additives, pigments and colorants, and the like; agents for treating aggregates used in construction such as clay-mitigating agents or sand treatment chemicals (e.g., clay-inerting agents for improving dosage efficiency of chemical additives or admixtures when used in clay-bearing aggregates such as sand or crush stone), and chemicals for drilling muds, and the like;

(B)	specialty building materials such as:

(I)
fireproofing compositions and materials such as sprayable or trowel-applied fireproofing compositions, firestop articles, and heat insulative barriers; and waterproofing membranes and liquids such as preformed waterproofing laminates, roofing underlayments, strips, tapes, flashings, house wraps, primers, coatings, sealants, mastics, water stops, soil filters, soil retention systems, and drainage members e;

(II)	structural adhesives, mastics, primers, tie coating layers, barrier coating layers, laminates, and civil engineering materials incorporating any of the foregoing;

(III)
grouts and mortars (including bagged or injectable), grout wall systems, and lightweight concrete or cementitious foam or foaming materials for making cementitious building materials and components therefore;

(IV)
building envelope materials (including weather-proofing barrier materials and membranes, house wrap, air barriers, vapor barriers, vapor permeable air barriers and coatings, roofing barrier systems, root barrier layers for green roofs, etc.);

(C)	equipment, used in building, repairing, strengthening, or protecting

(I)	residential or commercial buildings; and

(II)	civil engineering structures such as roads, bridges, shipping docks, loading platforms, railroads, subways, dams, tunnels, and the like;

(D)
equipment for transporting, monitoring, sensing, mixing, delivering, metering, pumping, applying, analyzing, testing, spraying, injecting, and/or dispensing any of the cementitious materials (e.g., concrete or other cementitious mixes, aggregates), specialty construction chemicals, or specialty building materials described above;

(E)
conversion of biomass materials or byproducts obtained from processes which convert biomass (e.g., crude glycerin byproducts from biodiesel fuel production) into components for use in Construction Products; and

(F)	components of any of the above (including hardware, software, computer systems, and business methods relative to any of the above).

(ii)	“Packaging Technologies Field” shall mean products, processes, services or equipment relating to or used with containers such for example as:

(A)	container closures (e.g., crowns, caps, can ends, lug caps, drum covers, pail covers etc.);

(B)
sealant and coating compositions for rigid, semi-rigid, and flexible containers and/or closures (e.g., interior and exterior coatings, films, and other surface coverings, quality preservation materials for such containers/closures, lubricants, cements, solders, drawing aids, cleaning aids and equipment to apply such materials);

(C)
additives, other chemicals and polymeric master batches thereof that functionalize the container products included in Section 1.05(a)(ii) (A) and (B)above, including, but not limited to, oxygen and moisture scavengers and shelf life enhancing additives; and

(D)	machine parts for ageing packing equipments.

(iii)
“Sodasorb Technologies Field” shall mean products, processes, services or equipment relating to or used with carbon dioxide adsorbents used in anesthesiology, medical rebreathing devices and other applications and related website information for the aforesaid goods.

(b)	“Grace Technologies Field” shall mean products, processes, services or equipment relating to or used within the Catalyst Technologies Field, or Materials Technologies Field, wherein:

(i)	"Catalyst Technologies Field" shall mean products, processes, services or equipment relating to or used with catalysts, catalyst supports, or components thereof such as for example :

(A)	inorganic oxide or metal containing materials, compositions, or additives, adapted for various uses, including:

(I)
catalysts for the refining of hydrocarbon and other convertible feedstocks, e.g., biomass, in the chemical and petrochemical industries, including but not limited to cracking catalysts, hydroprocessing catalysts, fluid cracking catalysts, gasoline sulfur reduction catalysts, hydrogenation catalysts,

(II)	olefin polymerization catalysts including polyethylene and polypropylene catalysts and components thereof;

(III)	specialty catalysts including dehydrogenation /hydrogenation catalysts;

(IV)	pollution and emission control additives for the petroleum refining industry (e.g., SOX, NOX, H2S, and CO control catalysts);

(V)	additives for modifying or affecting petroleum, chemical and petrochemical processes (e.g., olefins, octane enhancement and combustion promoter additives);

(VI)	additives for plastics;

(VII)	catalyst supports and components of catalysts;

(B)	the design, operation, and maintenance of chemical plants, and related software, for the manufacture of olefin-based polymers and/or copolymers, including those based on propylene;

(C)	polymers produced by the chemical plants in (B), and additives and other materials utilized in the manufacture of such polymers;

(D)	metals reclamation from spent catalysts;

(E)
carbon credit trading (e.g., purchases, sales, or donations of credits to meet individual, corporate, or institutional (e.g., governmental bodies, educational institutions, or non-profit organizations) goals for environmental quality, or to meet the requirements of environmental or energy policy regulations);

(F)	products, processes, services or equipment relating to or used with:

(I)    converting biomass or petroleum feedstocks into chemicals and fuels including products used in bio-separations (e.g., biomass separations), and bio-catalysis;
(II)    catalysts for converting gas to liquids (e.g., in Fischer Tropsch processes) and catalysts for converting coal to useful chemical intermediates and products (e.g., olefins); and
(III)    methanol to olefins (MTO) catalysts.

(ii)
"Materials Technologies Field" shall mean activities associated directly or indirectly with products, processes, services, or equipment relating to or used with engineered materials, analytical devices and associated consumables, pharmaceutical compounds components thereof, excipients and reference standards therefore, such for example as :

(A)
silica containing materials, compositions, or additives, adapted for various uses, including adsorbents, absorbents, flatting agents, thickeners, molecular sieves, anti-blocking agents useful in the petroleum, petrochemical, construction, and plastics industries, coatings, food and beverage, detergents, tires, castings, electronics, digital media, investment casting, cosmetic, paper, medical, and personal hygiene;

(B)
particulate, monolithic or fluidic organic or inorganic separation medias, including, polymeric supports, gas chromatography stationary phases, reversed phase, normal phase, ion exchange, gel permeation, ion exclusion, size exclusion, chiral, affinity, hydrophobic interaction and hydrophilic interaction, medias, and the like;

(C)
gas chromatography capillary, gas chromatography packed, liquid chromatography, ion chromatography, capillary electrophoresis, capillary zone electrophoresis, supercritical fluid, Flash chromatography and solid phase extraction columns; analytical, preparative and process columns; thin layer chromatography and electrophoresis plates; and the like;

(D)
preparative, process and analytical instrumentation including gas chromatography, liquid chromatography, ion chromatography, supercritical fluid chromatography, flash chromatography, and solid phase extraction systems, pumps, sample injection systems, heaters, recyclers, degassers, detectors, evaporative light scattering detectors, fraction collectors, gas generators, data systems, software, and the like;

(E)	preparative, process, analytical and sample preparative ancillary equipment including valves, tubing, fittings, syringes, filters, reagents, standards, maintenance parts, and the like;

(F)	certified reference standards for forensic, clinical and pharmaceutical industries;

(G)	mesoporous, silica–based, multifunctional excipients manufactured in compliance with appropriate regional laws and guidelines for products used in food and pharmaceutical applications;

(H)	pharmaceutical intermediates, i.e., amino acid derivatives (natural & unnatural), peptide fragments, and chiral intermediates for pharmaceutical applications;

(I)	products, processes, services or equipment relating to or used with materials, compositions, or additives adapted for drug delivery; and

(J)	components of any of the above.

1.09	"GCP Background Information" shall mean Information which is within the GCP Technologies Field that is :

(a)	owned or controlled by GCP (in the sense of having the right to license without accounting to others); and

(b)	disclosed to or possessed by Grace pursuant to Grace’s conduct of the Grace Business prior to separation; and

(c)	developed (conceived or reduced to practice) or acquired by (pursuant to separation) GCP on or before the Effective Date.

1.010	"GCP Background Patent Rights" shall mean Patents of any country of the world which are:

(a)	owned or controlled (in the sense of having the right to license without accounting to others) by GCP; and

(b)	cover inventions that are (i) within GCP Background Information, and (ii) developed (i.e. conceived or reduced to practice) or acquired (pursuant to separation) by GCP on or before the Effective Date.

1.011
“GCP Business” shall mean activities associated directly or indirectly with the business (including such activities as engineering, technical and support services, research and development, manufacture (including tolling), purchase, sale, marketing, distribution, use, lease, or licensing, associated with a property, product, process, service, or equipment) relating to the GCP Technologies Field as conducted by Grace-Conn and its Affiliates during the one year period prior to the Effective Date.

1.012
“GCP Intellectual Property” shall mean intellectual property included in one of the following categories, that is owned or controlled (in the sense of having the right to license without accounting to others) by GCP on the Effective Date, and that is used in, necessary, or useful for the conduct of the Grace Business:

(a)	GCP Background Information and GCP Background Patent Rights;

(b)	Copyrights; and

(c)	Software Rights.

1.013	"Grace Background Information" shall mean Information which is within the Grace Technologies Field that is :

(a)	owned or controlled by Grace (in the sense of having the right to license without accounting to others); and

(b)	disclosed to or possessed by GCP pursuant to its conduct of the GCP Business prior to separation; and

(c)	developed (conceived or reduced to practice), or acquired by Grace, on or before the Effective Date.

1.014	"Grace Background Patent Rights" shall mean Patents of any country of the world which are:

(a)	owned or controlled (in the sense of having the right to license without accounting to others) by Grace; and

(b)	cover inventions that are (i) within Grace Background Information, and (ii) developed (i.e. conceived or reduced to practice) or acquired by Grace on or before the Effective Date.

1.015	“Grace Business" shall mean activities associated directly or indirectly with the business (including such activities as engineering, technical and support services,

research and development, manufacture (including tolling), purchase, sale, marketing, distribution, use, lease, or licensing, associated with any property, product, process, service, or equipment) relating to the Grace Technologies Field as conducted by Grace-Conn and its Affiliates during the one year period prior to the Effective Date.

1.016
“Grace Intellectual Property” shall mean intellectual property included in one of the following categories, that is owned or controlled (in the sense of having the right to license without accounting to others) by Grace on the Effective Date, and that is used in, necessary, or useful for the conduct of the GCP Business:

(a)	Grace Background Information and Grace Background Patent Rights;

(b)	Copyrights; and

(c)	Software Rights;

1.017
"Information" shall mean information and things, such as all technical, financial and business information, and all tangible (e.g. communicated or acquired in writing, texts, sketches, drawings, blueprints, photographs, charts, tables, projects, translations, plans or any other form) and intangible (e.g., communicated or acquired orally, electronically, through audiovisual means, electronic media, observation or examination) embodiments thereof of any kind whatsoever, including by way of example but without limitation, trade secret information or know-how, formulations, financial documents, financial statements, accounting documents, financial type reports, including audit reports, findings, studies, forecasts, client lists, personnel plans, marketing and advertising plans and strategies, financial and accounting plans and information, projections or budgets, formulas, opinions, material applications, catalyst chemistry, market information, manufacturing conditions and methods, machinery, reactor designs, process technologies, laboratory analyses and techniques, samples, sample preparation methods, information embodied in samples, software, information embodied in software, analytical methods, researcher identity, technical data, operational data, engineering data, technical specifications, including physical, compositional and performance specifications, equipment specifications, equipment uses, product or process applications, identity of products and/or processes that are patented, and developments in relation thereto, patent specification information in relation thereto, information on new products and services being researched or developed, or the presentation, features, performance, utility or functioning of the same, and any and all other information and material which relates in any way to a business or affairs of a party and the like of every kind.

1.018
"Party" shall mean Grace-Conn, Grace-CoKG, and/or GCP, as the context in which the term is used implies, provided that in provisions that speak as if there were only two parties, e.g., "either Party", "other Party", "non-defaulting Party" and like phrases, then Party shall be deemed to refer to GCP, on the one hand, and Grace-Conn and Grace-CoKG, on the other hand.

1.019
"Patents" shall mean all United States and foreign patents (including but not limited to patents of importation, improvement, or addition, utility models, and inventors certificates), patent applications, patent disclosures, memoranda of inventions, including all reissues, divisions, continuations, continuations-in part, substitutions, or extensions of any of the foregoing.

1.020
“Software Rights” shall mean all rights in software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

1.021
"Representatives" of a Party shall mean Affiliates of that Party, and its and their directors, officers, employees, agents, attorneys, accountants, consultants, financial advisors and other representatives.

1.022
“Voting Securities” of a person means securities having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such person, irrespective of whether or not at the time securities of any other class or classes of such person shall have or might have voting power by reason of the happening of any contingency.

2.0    INTELLECTUAL PROPERTY LICENSE

2.01
Subject to all the terms and provisions of this Agreement, Grace agrees to grant and hereby grants to GCP, a worldwide, irrevocable, non-exclusive, non-transferable (except as provided herein), royalty free right and license under Grace Intellectual Property for the sole purpose of conducting the GCP Business. GCP may extend this license to an Affiliate

(provided that such Affiliate(s) do not conduct business within the Grace Business) to the extent necessary for the Affiliate to conduct the GCP Business (but any such extension shall terminate in the event such person ceases to be an Affiliate of GCP).

2.02
GCP shall have the non-exclusive right to grant sub-licenses of the rights received hereunder to any third party except that any sub-licensee of GCP shall not have the right to (a) grant further sub-licenses, other than the right to sub-license customers to use and sell products made pursuant to conducting the GCP Business, and (b) enforce any licensed Patent Rights. For avoidance of doubt, any sub-license granted by GCP hereunder is limited to sub-licensee’s activities within the GCP Business. Neither GCP nor its sub-licensee shall extend the sub-license to (i) a customer or an Affiliate with respect to conducting activities outside the GCP Business or with respect to conducting activities competing with Grace in the Grace Business. All sub-licenses will be in writing and GCP will deliver to Grace a true copy of each sub-license within thirty (30) days after it is executed.

2.03    Grace reserves to itself and its Affiliates all rights granted hereunder.

2.04
GCP acknowledges and agrees that the Grace Intellectual Property shall remain the exclusive property of Grace and that GCP shall have and hold no right or interest of any kind therein, apart from that which is specifically set forth in this Agreement. GCP shall make no attempt in any country to obtain additional or further patent or copyright protection for the Grace Intellectual Property, without prior permission in writing from Grace.

2.05
GCP agrees to grant and hereby grants a worldwide, irrevocable, non-exclusive, royalty free, non-transferrable (except as provided hereunder) license to Grace, under GCP Intellectual Property for the sole purpose of conducting the Grace Business. Grace may extend this license to an Affiliate (provided that such Affiliate(s) do not conduct business within the GCP Business) to the extent necessary for the Affiliate to conduct the Grace Business (but any such extension shall terminate in the event such person ceases to be an Affiliate of Grace).

2.06
Grace shall have the non-exclusive right to grant sub-licenses of the rights received hereunder to any third party except that any sub-licensee of Grace shall not have the right to (a) grant further sub-licenses, other than the right to sub-license customers to use and sell products made pursuant to conducting the Grace Business, and (b) enforce any licensed Patent Rights. For avoidance of doubt, any sub-license granted by Grace hereunder is limited to sub-licensee’s activities within the Grace Business. Neither Grace nor its sub-licensee shall extend the sub-license to a customer or an Affiliate with respect to conducting activities outside the Grace Business or with respect to conducting activities competing with GCP in the GCP Business. All sub-licenses will be in writing and Grace will deliver to GCP a true copy of each sub-license within thirty (30) days after it is executed.

2.07    GCP reserves to itself and its Affiliates all rights granted hereunder.

2.08
Grace acknowledges and agrees that the GCP Intellectual Property shall remain the exclusive property of GCP and that Grace shall have and hold no right or interest of any kind therein, apart from that which is specifically set forth in this Agreement. Grace shall make no attempt in any country to obtain additional or further patent or copyright protection for the GCP Intellectual Property, without prior permission in writing from GCP.

2.09
Each Party shall have sole discretion in prosecuting and maintaining its Background Patent Rights in the respective patent offices around the world, including the discretion to amend, abandon, disclaim, and dedicate individual application claims to the public, as well as the sole discretionary right to allow to lapse or to abandon issued patents included in its Background Patent Rights without accounting to the other Party.

2.010
To the extent that individuals employed by one Party after separation are inventors on Background Patent Rights owned by the other Party after separation, the non-owning Party agrees to execute such documents, and provide such assistance as may be as is reasonably required in carrying out the filing, prosecution, or enforcement of the other Party’s Background Patent Rights. All expenses for filing, maintaining, and enforcing such Background Patent Rights shall be paid solely by the owning Party, and all compensation received from the enforcement of such Background Patent Rights shall be retained soley by the owning Party.

3.0    TERM AND TERMINATION

3.01
Subject to all of the provisions of this Article 3, this Agreement shall become effective on the Effective Date and, unless sooner terminated in accordance with the provisions herein, this Agreement shall expire the earlier of 20 years after the Effective Date or the date of last expiration of any patent included in the Background Patent Rights licensed hereunder. Following such expiration, each Party will be deemed to have a paid-up, irrevocable, fully transferrable non-exclusive license to use the Background Information of the other Party solely within its respective GCP Business or Grace Business.

4.0    TRANSFER OF TECHNOLOGY

4.01
As a result of the relationship between Grace and GCP prior to separation, each Party acknowledges that it is already in possession of Background Information licensed to it hereunder from the other Party and no further disclosure thereof is needed to enable either Party to conduct their respective Grace Business or GCP Business.

5.0    IMPROVEMENTS

5.01	Neither Party is under an obligation to notify or license the other Party to improvements made by a respective Party licensee to Background Information of a respective Party licensor.

6.0    INDEMNIFICATION

6.01
GCP’s indemnity obligations hereunder to Grace or any Affiliate of Grace, and Grace’s indemnity obligations hereunder to GCP or any Affiliate of GCP, in each case shall be governed by the terms and conditions of the Separation and Distribution Agreement entered into by and among W. R. Grace & Co., Grace-Conn and GCP (the “Separation and Distribution Agreement”) on the Effective Date or as otherwise entered in connection with this Agreement.

7.0    CONFIDENTIALITY

7.01	Except as otherwise provided herein, the Receiving Party shall, and shall cause its Affiliates to:

(a)	treat and maintain Confidential Information of the Disclosing Party as confidential;

(b)
not disclose Confidential Information of the Disclosing Party to any third party (other than any third party that is a sub-licensee in accordance with Article 2, or potential customers, sub-contractors and materials or component suppliers that are otherwise bound by terms of secrecy and confidentiality at least as stringent as the terms and limitations of this Agreement);

(c)
use Confidential Information of the Disclosing Party only for the purposes of exercising rights or fulfilling obligations under this Agreement (including, in connection with the granting of any sublicenses to other parties in accordance with Article 2, or potential customers, sub-contractors and materials or component suppliers that are otherwise bound by terms of secrecy and confidentiality at least as stringent as the terms and limitations of this Agreement) or as authorized in writing by the Disclosing Party, and not for any other purpose; and

(d)	not include Confidential Information of the Disclosing Party in any patent, patent application or other public document.

7.02
The obligations set forth in Section 7.01 shall expire or terminate twenty (20) years after the Effective Date; provided, that nothing herein shall relieve any Party from any breach of this Agreement occurring prior to the end of such obligation period.

7.03
For purposes of this Agreement, GCP will be deemed the Disclosing Party (and Grace will be the Receiving Party) of GCP Background Information licensed hereunder, and Grace will be deemed the Disclosing Party (and GCP will be the Receiving Party) of Grace Background Information licensed hereunder. Neither Party’s possession of the other Party’s Background Information prior to separation, and thereafter, shall in any way diminish the status of such party as Receiving Party, or the status of such information as Confidential Information with respect to the Receiving Party’s confidentiality obligations pursuant to this Article 7. For example, possession prior to separation by GCP of Grace Confidential Information does not disqualify GCP as a Receiving Party or the obligations of confidentiality and restricted use associated therewith. Simarily, prior possession by GCP before separation of Grace Confidential Information does not qualify as an exception under subpart (c) of Section 1.02 (Confidential Information definition), unless the cause of such possession after the date hereof arises from one of the other exceptions to Section 1.02 (e.g., such Background Information enters the public domain).

7.04
Notwithstanding anything to the contrary in this Article 7, a Party may (a) disclose Confidential Information to its Representatives; (b) disclose Confidential Information to the other Party’s Representatives; and (c) receive Confidential Information of the other Party through its Representatives, in each case, to the extent (i) reasonably necessary for the performance of this Agreement; and (ii) its Representatives agree to be bound by the terms of this Article 7 as if they were parties hereto. Each Party shall be responsible for, and hereby assumes all liability for Damages (as defined hereinabove at Section 6.03) related to, or arising out of, any failure of its Representatives, and potential customers, sub-contractors and materials or component suppliers, to comply with the terms of this Article 7 and hereby agrees to take, at its sole expense, all reasonable measures (including court proceedings) to restrain its Representatives and its sub-licensees, potential customers, sub-contractors and materials or component suppliers, from prohibited or unauthorized disclosure or use of the other Party’s Confidential Information.

8.0    PROMOTIONAL ACTIVITIES

8.01
Each Party shall use all reasonable and proper efforts and means to comply with prevailing laws and regulations, of the countries in which the rights licensed hereunder are exploited. Neither Party shall commit any act which will in any way prejudice or injure the business or goodwill of the other Party.

9.0    ACTIONS RELATING TO THIS AGREEMENT

9.01
Each Party shall notify the other Party of any misappropriation by a third party of the other Party’s Background Information, of any infringement by a third party of the other Party’s Background Patent Rights, or of any tortious action by a third party which relates to or affects any of the rights or obligations set forth in this Agreement, in each case promptly upon such Party becoming aware of such action. In the event of any such action, the Party owning the Background Information or Background Patent Rights shall have the sole right, but not the obligation, at its own expense and with the right to all recoveries, to take appropriate legal measures to quiet such action. The owning Party shall have sole and complete discretion in determining and/or undertaking all matters relating to enforcement of its Background Information and Background Patent Rights. Notwithstanding the exclusive right of the owning Party to bring suit, the Parties will consult together as to the best course to pursue in connection with the above or other legal proceeding, and if deemed advantageous in the owning Party’s sole judgment, such proceeding may be brought in the name of the Parties jointly.

10.0     DISCLAIMER OF WARRANTIES

10.01	Neither Party makes any representation or warranty of any kind, express or implied:

(a)	that the use or sub-license of its Background Information will not infringe patent or other rights of third parties; or

(b)	with respect to safety, quality, efficacy, fitness for a particular purpose, or merchantability of its Background Information used or sublicensed by the other Party.

11.0    COMPLIANCE WITH LOCAL LAWS

11.01
Each Party shall do all things necessary to comply with applicable governmental and municipal regulations, laws and requirements as they pertain to license agreements and arrangements or any part thereof to the end that this Agreement will be fully effective and controlling according to its terms.

12.0    NOTICES

12.01
Any notice, request, demand or other communication under this Agreement shall be in writing, and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by standard form of telecommunications (fax, email, telex and in the case of email, such notice shall be deemed effective only if receipt is confirmed by telephone or return email), by courier, or by registered or certified mail, postage pre-paid, return receipt requested, at the address of the Parties as set forth below, or such other address of which a Party may notify the other Party in accordance with this paragraph 12.01.

If to GRACE:    W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, Maryland 21044
Attention: Corporate Secretary
Fax: 410-531-4545
Email: Mark.Shelnitz@grace.com

If to GCP:        GCP Applied Technologies Inc.
62 Whittemore Ave.,
Cambridge, MA 02140-1623
Attention: Corporate Secretary
Email: Jack.Kapples@gcpat.com

If to Grace-CoKG:    Grace GmbH & Co. KG
In der Hollerhecke 1,
Worms, D-67547, Germany
Attention: Peter Stampp
Fax: +49 6241 403 1804
Email: peter.stampp@grace.com

12.02	Any Party may change the address to which notices are to be sent by notifying the other Party hereto in writing in due manner as hereinabove provided.

13.0    ASSIGNMENTS AND EXTENSIONS

13.01
Each Party reserves the right to assign all or part of its rights, title and interest in this Agreement and all or part of its rights, privileges, immunities, liabilities and obligations hereunder to: (a) any Affiliate of that Party, for so long as such entity remains an Affiliate or

(b) any successor in interest to that Party’s business operating wholly or partly within its respective GCP Technologies Field or Grace Technologies Field, and (c) any purchaser of any Party’s plant operating within the respective GCP Technologies Field or Grace Technologies Field pursuant to the grants made hereunder.

13.02
Except as permitted in paragraph 13.01 above, this Agreement and the rights and obligations obtained hereunder may not be assigned by any Party, unless express written consent is given to such assignment by both GCP and Grace, and any assignments made contrary to this paragraph 13.02 shall be void ab initio. For avoidance of doubt, the provisions of this paragraph 13.02 only apply to this Agreement and the rights and obligations obtained hereunder, and shall not apply nor prohibit assignment of a Party’s Intellecutal Property to a third party provided the assignee or transferee of such Intellectual Property agrees to the terms and conditions hereunder with respect to the license grants and confidentiality obligations hereunder.

13.03
With respect to a Party’s right to extend this Agreement to any of its Affiliates under Section 2.01 or 2.05, all the terms and conditions of this Agreement, except the right to extend, shall apply to each such Affiliate to which this license has been extended to the same extent as they apply to the extending Party, and the operations of such Affiliates shall be deemed to be the operations of the extending Party hereunder and the extending Party shall account therefor and be primarily responsible for the performance by such Affiliate of all of its obligations hereunder.

14.0    CONTROLLING LAW

14.01	This Agreement shall be governed and construed in accordance with the law of the State of New York, without recourse to any conflict or choice of laws principles.

15.0    GENERAL PROVISIONS

15.01
Entire Agreement: This Agreement, together with the Separation and Distribution Agreement by and among W. R. Grace & Co., Grace-Conn and GCP and the ancillary agreements referred to therein, set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersedes all other prior agreements, arrangements and understandings related to the subject matter.

15.02
Binding Effect: All of the terms, covenants, representations, warranties, and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

15.03
Amendment and Waiver: This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all the Parties, and in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty of this Agreement.

15.04
Paragraph, Section and Article Headings: The paragraph, Section and Article headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

15.05
Executed Counterparts: This Agreement may be signed in separate counterparts with an inked handwritten signature, each of which counterparts when so executed and delivered in hard copy form as executed, shall be deemed to be an original, but all of which taken together shall constitute a fully executed instrument, e.g., partially executed signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. In addition, fully executed instruments, in counterpart or non-counterpart format, bearing one or more, or all signatures that have been converted to electronic format (e.g., PDF) and thereafter fixed in a tangible copy before or after being electronically transmitted (e.g., by fax or e-Mail) shall be effective in all respects and treated the same as original hand written signatures placed on hard copies. It is contemplated, although not required, that each Party will provide each other Party with a hard copy counterpart inked original of its signatory so that all parties will have at least counterpart inked original hard copy signatures of all signatories.

15.06
Export Control: Each Party agrees to abide by any restrictions or conditions respecting the export or re-export of the other Party’s Confidential Information disclosed or possessed hereunder which is subject to export control under the Export Administration Regulations of the United States Department of Commerce, or export control regulations of other United States Government agencies including the Department of State and Department of Treasury. Each Party agrees that it will not export other Party’s Confidential Information, or the direct product thereof, directly or indirectly, to any countries to which such export is now or hereafter becomes illegal under any such regulations.

15.07
Further Assurances: Each of the parties hereto agrees to take such measures, perform such acts, and execute such documents as may be reasonably requested by the other Party in furtherance of the provisions and intentions of this Agreement.

15.08
Survival: In the event of any termination of this Agreement, the following obligations shall continue in full force and effect: the Indemnification obligations pursuant to Article 6, and the Confidentiality obligations pursuant to Article 7.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first set forth above.

GCP Applied Technologies Inc.	W. R. Grace & Co.-Conn.

By: /s/ Mark A. Shelnitz	By: /s/ Mark A. Shelnitz
Mark A. Shelnitz	Mark A. Shelnitz
Vice President and Assistant Secretary	Vice President and Secretary

Date: January 27, 2016	Date: January 27, 2016

Grace GmbH & Co. KG

By: /s/ Robin Pearce
Robin Pearce
Managing Director

Date: January 26, 2016

[Signature Page to Cross License Agreement]